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                                                                EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) No. 333-_________ and related Prospectus of Kaufman and Broad Home Corporation (the "Company") for the registration of $345,000,000 of its common stock including preferred stock purchase rights, debentures, Income PRIDES, Growth PRIDES and Guarantee of Capital Securities by the Company and Capital Securities of KBHC Financing I, and to the incorporation by reference therein of our report dated January 2, 1998, with respect to the consolidated financial statements of Kaufman and Broad Home Corporation included in its Annual Report (Form 10-K) for the year ended November 30, 1997, filed with the Securities and Exchange Commission.



                                             /s/ ERNST & YOUNG LLP


Los Angeles, California
May 1, 1998